Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Cvent Holding Corp.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(3)	457(c)	51,279	$5.04	$258,317.96	$110.20 per $1,000,000.00	$28.47

	Total Offering Amounts					$258,317.96		$28.47

	Total Fees Previously Paid					—		—

	Total Fee Offsets					—		—

	Net Fee Due							$28.47

(1) Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock on December 28, 2022, as reported on Nasdaq.

(3) Represents shares of common stock, par value $0.0001 per share (“Common Stock”) issuable upon the exercise of options by a former employee (“Options”).